Exhibit 99.1

FOR IMMEDIATE RELEASE

FMC Corporation and Tessenderlo Group Complete Minority Equity Investment

NEWS PROVIDED BY FMC Corporation → Sept. 23, 2026, 04:30 PM ET

PHILADELPHIA, Sept. 23, 2026 /PRNewswire/ - FMC Corporation (NYSE: FMC), a leading global agricultural sciences company, and Tessenderlo Group (XBRU: TESB), a Belgian-based industrial group, today announced the closing of a minority equity investment by Tessenderlo Group in FMC. The companies entered into a definitive agreement on June 30, 2026, and have satisfied all required closing conditions and regulatory approvals.

Under the terms of the transaction, Tessenderlo Group purchased 30,319,166 shares of FMC common stock at a price of $13.30 per share, for an aggregate purchase price of approximately $403 million. Tessenderlo Group now owns approximately 20.0% of FMC's outstanding common stock.

As part of the investment, Tessenderlo Group has the right to nominate one independent director to the FMC Board of Directors and has nominated Luc Tack, chief executive officer of Tessenderlo Group. Tessenderlo Group has also agreed to customary standstill restrictions for so long as it owns FMC shares and is subject to a three-year lock-up period.

BofA Securities and Goldman Sachs & Co. LLC served as financial advisors and Davis Polk & Wardwell LLP served as legal counsel to FMC Corporation.

Stibbe BV/SRL and Sullivan & Cromwell LLP served as legal advisors to Tessenderlo Group NV.

About FMC

FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC's innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers and crop advisers to address their toughest challenges economically while protecting the environment. FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn®.

About Tessenderlo Group

Tessenderlo Group is an industrial group that focuses on agriculture, valorising bio-residuals, machinery, mechanical engineering, electronics, energy, and providing industrial solutions with a focus on water. With its headquarters in Belgium, the group is active in over 100 countries and it has a global team of approximately 7,000 employees. Its belief that “Every Molecule Counts” is at the heart of the strategy of the group: Tessenderlo Group continually strives to valorise its products and processes to the maximum and to add value to everything it does. In 2025, Tessenderlo Group recorded a consolidated revenue of 2.8 billion EUR. Tessenderlo Group is listed on Euronext Brussels and is part of the Next 150 and BEL Mid indices. Financial News wires: Bloomberg: TESB BB - Reuters: TESB.BR - Datastream: B:Tes. For more information about Tessenderlo Group, its people, its brands, and its results, please visit www.tessenderlo.com.

FMC Disclaimer

Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:  FMC and its representatives may from time to time make written or oral statements that are "forward-looking" and provide other than historical information, including statements contained in this press release, information regarding the proposed transaction, the ability to negotiate a leaseback agreement, any impact on FMC's research operations, and the expected timing of and proceeds from the proposed transaction.

In some cases, FMC has identified these forward-looking statements by such words or phrases as "outlook", "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words or phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement, including risks relating to the proposed transaction and the risk that the proposed transaction is not successfully completed. These statements are qualified by reference to the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 (the "2025 Form 10-K"), the section captioned "Forward-Looking Information" in Part II of the 2025 Form 10-K and to similar risk factors and cautionary statements in all other reports and forms filed with the Securities and Exchange Commission ("SEC"). We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Forward-looking statements are qualified in their entirety by the above cautionary statement.

We specifically decline to undertake any obligation, and specifically disclaims any duty, to publicly update or revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

Tessenderlo Group Disclaimer

This document may contain forward-looking statements. Such statements reflect the views of management regarding future events at the date of this document. Furthermore, they involve known and unknown risks, uncertainties and other factors that may cause actual results to be different from any results, performance or achievements expressed or implied by such forward-looking statements. Tessenderlo Group provides the information in this press release as at the date of publication and, subject to applicable legislation, does not undertake any obligation to update, clarify or correct any forward-looking statements contained in this press release in light of new information, future events or otherwise. Tessenderlo Group disclaims any liability for statements made or published by third parties (including any employees who are not explicitly mandated by Tessenderlo Group) and, subject to applicable legislation, does not undertake any obligation to correct inaccurate data, information, conclusions or opinions published by third parties in relation to this or any other press release it issues.

FMC Media contact: Nicole Canning 1.215.299.5916, Nicole.Canning@fmc.com; FMC Investor contact: Curt Brooks, 1.215.299.6137, curt.brooks@fmc.com; Tessenderlo CFO – Investor Relations: Miguel de Potter, +32 2 887 09 58, ir@tessenderlo.com; Tessenderlo VP Group Communications & Sustainability - Media: Bjorn Theijs, Groupcommunication@tessenderlo.com
SOURCE FMC Corporation